Exhibit 99.1

FOR IMMEDIATE RELEASE	Press Contact: Mike Banas Ashton Partners 312-553-6704 Direct Investor Contact: Bryan Raassi Ashton Partners 877-934-4687 investor@wfinet.com

WFI ANNOUNCES UPDATE REGARDING NASDAQ

WFI Receives Additional Nasdaq Staff Determination Letter Regarding Filing of Form 10-Q for
Q1; Delisting Appeal Hearing Held on May 10

SAN DIEGO, CA, MAY 18, 2007—WFI (NASDAQ: WFII) today announced that on May 14, 2007 it received a staff determination letter from the Nasdaq Stock Market (“Nasdaq”) advising the Company that it had failed to comply with the filing requirement for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(14) due to WFI’s failure to timely file its Form 10-Q for the period ended March 30, 2007, and that its securities are subject to delisting from the Nasdaq Global Select Market.

WFI previously received and announced a Nasdaq staff determination letter with respect to the Company’s failure to timely file its Form 10-K for the fiscal year ended December 31, 2006 as a result of its ongoing review of past practices related to stock options. The Company requested an appeal hearing before the Nasdaq Listing Qualifications Panel to appeal the staff determination regarding the failure to file its Form 10-K. On May 10, 2007, the Company attended the appeal hearing before the Nasdaq Panel, at which it presented its plan and timeline to resolve both filing deficiencies.  Additionally, as required by Nasdaq, at the hearing WFI responded to the second staff determination letter by presenting its views regarding this additional deficiency to the Review Panel.  The Panel will consider this matter and the Company’s response when rendering a determination regarding the Company’s continued listing on the Nasdaq Global Select Market.

Both Nasdaq delisting actions have been automatically stayed pending the Nasdaq Panel’s decision. The Company’s stock will continue to be listed on the Nasdaq Global Select Market until the Panel issues its decision and during any extension that may be allowed by the Panel. There can be no assurance that the Panel will grant the Company’s request for an extension and continued listing or that, if granted, the extension will be for the duration requested by the Company.

On March 12, 2007, WFI announced it was conducting an internal review of its past practices for granting and pricing employee stock options.  The review is ongoing.

About WFI

Headquartered in San Diego, CA, WFI is a leading provider of professional services in the areas of defense, technology, security solutions and wireless network deployment.  With approximately 2,000 professionals, WFI specializes in IT services, command and control systems, weapon systems operations and maintenance, security solutions and the deployment and management of 3G, 4G, WiMAX and other wireless broadband communication networks. WFI performs work for a range of federal government agencies, including the U.S. Department of Defense, various state and local agencies, Fortune 1000 enterprise companies and wireless carriers.  News and information are available at www.wfinet.com. (code: WFI-mb)

Notice Regarding Forward-Looking Statements

This news release contains certain forward-looking statements including, without limitation, expressed or implied statements concerning the Company’s continued listing on The NASDAQ Global Select Market and expectations regarding the timing and anticipated results of its internal review that involve risks and uncertainties. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ include, but are not limited to: risks that the stock option review will not be completed in a timely manner; risks that the review and the announcement thereof will cause disruption of the Company’s operations and distraction of its management; risks that the review will identify other issues not currently being considered that could delay or alter the results of the review; risks of adverse regulatory action or litigation; risk that the Company’s lender will declare a default under the Company’s line of credit; changes or cutbacks in spending by the U.S. Department of Defense, which could cause delays or cancellations of key government contracts; risks associated with the integration of MRC into WFI Government Services; risks associated with debt leverage; changes in the scope or timing of the Company’s projects; slowdowns in telecommunications infrastructure spending in the United States and globally, which could delay network deployment and reduce demand for the Company’s services; the timing, rescheduling or cancellation of significant customer contracts and agreements, or consolidation by or the loss of key customers;  failure to successfully consummate acquisitions or integrate acquired operations;  the rate of adoption of telecom outsourcing by network carriers and equipment suppliers; and competition in the marketplace which could reduce revenues and profit margins. The Company undertakes no obligation to update any forward-looking statements. These and other risk factors are more fully discussed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2006 and in other filings made with the Securities and Exchange Commission.